UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2005

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On January 19, 2005, Sunrise Senior Living, Inc. (“Sunrise”), entered into two asset purchase agreements with Fountains Continuum of Care, Inc., the Fountains Charitable Income Trust and various of their respective subsidiaries and affiliates (collectively, “The Fountains”), pursuant to which Sunrise agreed to acquire management of 19 senior living communities (one of which is leased to a third party), which have a capacity for approximately 5,000 residents, ownership of 18 of the communities, several undeveloped land parcels and certain other assets.

     Sunrise expects a prospective capital partner will acquire an 80 percent interest in the real estate associated with the 18 senior living communities, to be held through a joint venture to be formed by Sunrise and the capital partner. At the closing of the contemplated transaction, Sunrise expects to acquire the undeveloped land parcels and certain other assets, including the land parcel underlying the leased senior living community. In addition, Sunrise will acquire a 20 percent interest in the 18 senior living communities. Sunrise also will assume management of all 19 senior living communities under long-term management contracts at closing.

     The aggregate purchase price for the transaction is estimated to be $499 million plus $9 million in transaction costs for a total of $508 million, subject to various adjustments set forth in the Purchase Agreements, plus the assumption of $88.5 million in refundable entrance fee obligations, the majority of which will be repaid with proceeds generated as new residents enter the communities. The portion of the aggregate purchase price related to the acquisition of ownership of the 18-community property portfolio, which is expected to be held in a joint venture, is approximately $470 million and transaction costs of $9 million, plus the assumption of $88.5 million in refundable entrance fee obligations. A capital partner is expected to fund 80 percent of the equity (approximately $136 million) and Sunrise is expected to fund the remaining 20 percent of the equity (approximately $34 million) with the balance of the purchase price being paid through a combination of seller financing and new financing to be obtained by the joint venture purchaser.

     The portion of the purchase price related to the acquisition of the undeveloped land parcels, the land underlying the leased community and certain other assets is approximately $29 million, to be paid by Sunrise. As a result, Sunrise currently expects to pay a total of approximately $63 million for its portion of the transaction. Sunrise’s final purchase price is subject to the completion of negotiations with a capital partner. In addition, Sunrise has agreed to reimburse certain of the sellers for any payments made pursuant to ongoing seller-provided credit enhancements related to the leased property, which is currently managed by The Fountains. Sunrise expects to use cash on hand and capacity under its credit facility to complete its portion of the transaction.

     The purchase agreements provide Sunrise and its capital partner with 60-day periods for due diligence review of the assets to be acquired. In connection with signing the purchase agreements, Sunrise has deposited $5 million into escrow. Sunrise will forfeit this deposit if a capital partner does not join the transaction within 30 days and Sunrise elects to terminate the purchase agreements, or if the purchase agreements are terminated by The Fountains due to a default by Sunrise.

     Consummation of the transaction, which is expected to occur in mid-2005, is subject to the satisfaction of certain conditions, including (a) completion of satisfactory due diligence review, (b) receipt of required regulatory approvals, (c) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) completion of documentation regarding the seller financing arrangement and the seller-provided credit enhancement reimbursement obligation, (e) repayment of public financing bonds outstanding with respect to one of the senior living communities and (f) other customary closing conditions. The Fountains has agreed to indemnify Sunrise for certain matters, including pre-closing matters and liabilities not being assumed in the transaction. Any party may terminate the purchase agreements if the transaction has not been consummated by June 30, 2005.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)
Date: January 21, 2005	By:	/s/ Larry E. Hulse
Larry E. Hulse
Chief Financial Officer